Exhibit 5.1

May 25, 2006

Teradyne, Inc.

321 Harrison Avenue

Boston, MA 02118

Re:	Registration Statement on Form S-8 Relating to the 2006 Equity and Cash Compensation Incentive Plan of Teradyne, Inc. (the “Company”)

Dear Sir or Madam:

Reference is made to the above-captioned Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company on the date hereof with the Securities and Exchange Commission under the Securities Act of 1933 relating to 12,000,000 shares of common stock, par value $.125 per share, of the Company (the “Shares”) issuable pursuant to the Teradyne, Inc. 2006 Equity and Cash Compensation Incentive Plan (the “Plan”).

We are counsel to the Company and have examined original or certified copies of the Company’s Restated Articles of Organization, as amended, the Company’s Amended and Restated Bylaws, and such other certificates, documents, records and materials as we have deemed necessary in connection with this opinion letter. We have relied, without independent investigation, upon a certificate of an officer of the Company with respect to certain factual matters relevant to this opinion letter.

We are members only of the Bar of The Commonwealth of Massachusetts and are not experts in, and express no opinion regarding, the laws of any jurisdictions other than The Commonwealth of Massachusetts and the federal securities laws of the United States of America.

Based upon and subject to the foregoing, we are of the opinion that the Shares proposed to be issued by the Company pursuant to the Plan will be, upon receipt of the consideration for which the Board of Directors of the Company has authorized the issuance of such Shares thereunder, validly issued, fully paid and nonassessable after issuance of such Shares in accordance with the terms of the Plan.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/ Choate, Hall & Stewart LLP

CHOATE, HALL & STEWART LLP